Exhibit 10.60
EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Dated as of the ____ day of ___________, 2010
by and between
BUDGET JET, LLC,
as Lessor,
and
CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP
as Lessee,
concerning one __________________________ business turbo jet aircraft bearing
U.S. registration number _________________
and
manufacturer’s serial number _________________
INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23
Within 24 hours after execution of this Aircraft Lease Agreement:
mail a copy of the executed document, without Schedule A, to the following address via certified mail, return receipt requested:
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125
At least 48 hours prior to the first flight to be conducted under this Agreement:
deliver a completed Schedule B containing the departure airport and proposed time of departure of said first flight by facsimile to the Flight Standards
District Office located nearest the departure airport.
Carry a copy of this Aircraft Lease Agreement in the aircraft at all times.
* * *
Schedule A contains only economic rental data and is
intentionally omitted for FAA submission purposes.

     This AIRCRAFT LEASE AGREEMENT (the “Agreement”) is entered into as of this ___ day of ___________, 2010 (the “Effective Date”), by and between BUDGET JET, LLC (“Lessor”), and CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP (“Lessee”).
W I T N E S S E T H :
     WHEREAS, title to the Aircraft described and referred to herein is held by Lessor;
     WHEREAS, Lessee desires to lease from the Lessor, and Lessor desires to lease to Lessee, the Aircraft, without crew, upon and subject to the terms and conditions of this Agreement; and
     WHEREAS, Lessee intends to operate the Aircraft under Part 91 of the FAR within the scope of and incidental to its own business and other uses as deemed appropriate.
     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
1.1	The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe, the Engines, the Parts, and the Aircraft Documents. The Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Airframe.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Aircraft Delivery Receipt” means an Aircraft Delivery Receipt in the form of Schedule C attached hereto.

“Airframe” means that certain ________________________________ business turbo jet aircraft bearing U.S. registration number _______________________, and manufacturer’s serial number ______________, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year in which banks are not authorized or required to close in State of Delaware.

“DOT” means the United States Department of Transportation or any successor agency.

“Engines” means two (2) ______________________________________ engines bearing manufacturer’s serial numbers Left-___________ and Right-_______________, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. Any engine which may be, from time to time, substituted for an Engine shall be deemed to be an Engine and subject to this Agreement for so long as it remains attached to the Airframe.

“Event of Default” means the occurrence of any of the following events: (a) Lessee shall fail to promptly make any payment due under this Agreement or any agreement between Lessee and any third-party relating to the Aircraft, (b) Lessee shall fail to observe or perform any covenant, agreement, or obligation under this Agreement or any agreement between Lessee and any third-party relating to the Aircraft, (c) Lessee shall sell, transfer, encumber, assign, sublet, charter or attempt to sell, transfer, encumber, assign, sublet or charter the Aircraft or any part thereof, (d) Lessee shall use the Aircraft for, or permit the Aircraft to be used for, any illegal purpose or fail to use or operate the Aircraft in compliance with any Applicable Law, (e) Lessee shall fail to pay, or admit in writing its inability to pay, its debts as they become due, (f) Lessee shall make a general assignment for the benefit of creditors or file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (or any such proceeding shall be instituted against Lessee by any other party), (g) a material inaccuracy in any representation or breach of any warranty made by Lessee hereunder, (h) the occurrence of any of the following events: (A) Lessee enters into any transaction of merger or consolidation, unless Lessee is the surviving entity; (B) Lessee ceases to do business as a going concern, or liquidates, or dissolves; (C) Lessee sells, transfers, or otherwise disposes of all or substantially all of its assets or property; or (i) failure by Lessee to notify Lessor of the occurrence of any of the foregoing within five (5) Business Days of its occurrence.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“FSDO Notice” means an FSDO Notification Letter in the form of Schedule B attached hereto.

“Lien” means any mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement, except for mechanics liens to be discharged in the ordinary course of business.

“Operating Base” means Asheville Airport, in the City of Asheville, North Carolina, or such airport within the 48 contiguous United States as Lessee may designate upon written notice to and consent of Lessor, which shall not be unreasonably withheld.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Taxes” means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer’s income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 2.2.
SECTION 2. LEASE AND DELIVERY OF THE AIRCRAFT
2.1	Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2	Term.
2.2.1	Initial Term. This Agreement shall become effective on the Effective Date, and shall continue in effect through and including December 31, 2015, unless terminated sooner pursuant to the express provisions herein contained.

2.2.2	Subsequent Terms. At the end of the initial term or any subsequent twelve (12) month term, this Agreement shall automatically be renewed for an additional twelve (12) month term without further action by either party, unless either party delivers to the other party written notice of termination or of election not to renew within _____ days prior to the end of the initial term or any subsequent twelve (12) month term.
2.3	Delivery. The Aircraft shall be delivered to the Lessee on a mutually agreed date at Asheville Airport (AVL), Asheville, North Carolina, and “AS IS,” “WHERE IS,” AND SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN SECTION 4 HEREOF. Upon delivery of the Aircraft, Lessee shall execute and deliver to Lessor an Aircraft Delivery Receipt. Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.
SECTION 3. LETTER OF CREDIT, RENT, AND TAXES
3.1	Rent. During the Term, beginning after delivery of the Aircraft and the delivery of an Aircraft Delivery Receipt as provided in Section 2.3, Lessee shall pay rent monthly to Lessor in an amount equal to the amount specified in Schedule A attached hereto.

3.2	Taxes. Neither the rent nor any other payments to be made by Lessee under this Agreement includes the amount of any Taxes which may be assessed or levied by any taxing jurisdictions as a result of the lease of the Aircraft to Lessee, or the use of the Aircraft by Lessee, or the provision of a taxable transportation service by Lessee using the Aircraft. Lessee shall be responsible for, shall indemnify and hold harmless Lessor against, and Lessee shall pay all such Taxes when due. Lessee shall have the right to dispute or contest in good faith and at Lessee’s sole expense the amount of any Taxes assessed or imposed directly against Lessee and/or Lessor. During the period that any such Taxes are being disputed or contested in good faith, payment of such Taxes in accordance with the terms of this Agreement may be delayed until a final determination of the amount due has been made.

3.3	Net Lease. This Agreement is a net lease, and Lessee acknowledges and agrees that (a) Lessee’s obligation to pay, and Lessor’s right to receive, all rents, Taxes, and other payments due under this Agreement shall be absolute, irrevocable, independent and unconditional and shall not be subject to (and Lessee hereby waives and agrees not to assert) any abatement, reduction, setoff, defense, counterclaim or recoupment for any reason or under any circumstance whatsoever as to any such rents, Taxes, and other payments, and without limiting the foregoing, Lessee also hereby waives any and all existing and future claims to any abatement, reduction, setoff, defense, counterclaim or recoupment against or as to any such rents, Taxes, and other payments, (b) Lessee will pay all such rents, Taxes, and other payments regardless of any abatement, reduction, setoff, defense, counterclaim or recoupment, and (c) this Agreement, and Lessee’s payment and other obligations hereunder, are non-cancelable and non-terminable by Lessee, except in an event of default by Lessor under this Agreement that Lessor fails to cure within fifteen (15) Business Days after receiving written notice from Lessee specifying such event of default.

3.4	Payment of Rent. Lessee shall pay to Lessor the rent required under Section 3.2 in full within five (5) Business Days of receiving each invoice for which such rent is payable during the Term. Lessee shall pay to Lessor the invoiced amount in full within (5) Business Days of the date of the invoice, unless the Lessee notifies Lessor in writing of a discrepancy, in which case Lessee shall pay the amount owed not in dispute, and Lessee and Lessor shall work together to expeditiously reconcile the disputed amount. All amounts to be paid by Lessee shall be paid to the Lessor in immediately available U.S. funds and in a form and manner as the Lessor in its sole discretion may instruct Lessee from time to time. All amounts not timely paid when due shall be subject to interest charges from the due date to the date paid at the lesser of 18% per annum or the maximum rate allowed by Applicable Law. In addition, if any payment due from Lessee is not received by Lessee by its payment due date, as determined in this Section 3.5, then Lessee shall have five (5) Business Days to cure such non-payment from the date that Lessee sends written notice of such failure to Lessee by facsimile and, if Lessee fails to so cure, such failure shall be an Event of Default under Section 9.1. Notwithstanding the foregoing, prior to the termination of the Term of this Agreement, Lessor shall invoice Lessee for all payments due under this Agreement and Lessee shall pay such amounts within five (5) Business Days thereof, and the Letter of Credit shall not be released until such payment is received by Lessor.
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of Lessee. Lessee represents and warrants as of the date hereof and during the entire Term hereof as follows:
4.1.1	All pilots who operate the Aircraft for Lessee’s flights shall have at least the minimum total pilot hours required by any policy of insurance covering the Aircraft and will meet or exceed all requirements under any policy of insurance covering the Aircraft, and all Applicable Law.

4.1.2	Lessee is and will remain, during the Term, a validly organized limited partnership under the laws of the State of Delaware and is duly qualified to do business wherever necessary to perform its obligations under this Agreement, and the person executing on behalf of Lessee has full power and authority to execute this Agreement on behalf of Lessee and by such execution shall bind Lessee under this Agreement.

4.1.3	The execution and delivery of this Agreement by Lessee and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action, and do not conflict with any provision of Lessee’s articles of organization, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.1.4	Lessee is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.1.5	Lessee will not permit the Aircraft to be operated in any unsafe manner or contrary to any manual or instructions for the Aircraft or in violation of the terms or conditions of any insurance policy covering the Aircraft or any applicable statute, regulation, ordinance, or other law.
4.2	Representations and Warranties of Lessor. Lessor represents and warrants as of the date hereof and during the entire Term hereof as follows:
4.2.1	Lessor is and will remain, during the Term, a validly organized limited liability company under the laws of the State of Delaware and is duly qualified to do business wherever necessary to perform its obligations under this Agreement, and the person executing on behalf of Lessor has full power and authority to execute this Agreement on behalf of Lessor and by such execution shall bind Lessor under this Agreement.

4.2.3	The execution and delivery of this Agreement by Lessor and the performance of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action, and do not conflict with any provision of Lessor’s articles of organization, operating agreement, any governmental regulations, or any other agreements that Lessee may now have with other parties.

4.2.4	Lessor is not subject to any restriction, which with or without the giving of notice, the passage of time, or both, prohibits or would be violated by or be in conflict with this Agreement.

4.3	DISCLAIMER OF WARRANTIES. THE AIRCRAFT IS BEING LEASED BY THE LESSOR TO THE LESSEE HEREUNDER ON A COMPLETELY “AS IS,” “WHERE IS,” BASIS AS OF THE EFFECTIVE DATE, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS SECTION 4 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING LEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT LESSOR DISCLAIMS ALL REPRESENTATIONS AND/OR WARRANTIES AS TO THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT OPERATION, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. THE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR AND RIGHTS, CLAIMS AND REMEDIES OF THE LESSEE AGAINST LESSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF LESSOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.
SECTION 5. REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION
5.1	Title and Registration. Lessee acknowledges that Lessor owns all legal, beneficial, and equitable title to the Aircraft, and that said title shall remain vested in Lessor during the Term hereof. Lessee shall undertake, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as may, in the opinion of the Lessor, be necessary or desirable in order to protect or preserve Lessor’s title to the Aircraft.

5.2	Use and Operation. Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FAR and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise for compensation or hire except to the extent permitted under Sections 91.321 and 91.501 of the FAR, if applicable. Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft at all times during the Term. Lessee agrees not to operate or locate the Airframe or any Engine, or permit the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engines, or in any war zone. Lessee agrees not to operate the Airframe or any Engine or permit the Airframe or any Engine to be operated during the Term except in operations for which Lessee is duly authorized, or to use or permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not permit the Airframe or any Engine to be maintained, used or operated during the Term in violation of any Applicable Law, or contrary to any manufacturer’s operating manuals or instructions.

Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by Applicable Law, nor shall Lessee permit the Aircraft to be used during the existence of any known defect except in accordance with the FAR. Lessee may carry on the Aircraft on all flights under this Agreement such passengers, baggage, and cargo as Lessee in its sole but reasonable discretion shall determine; provided, however, that the number of passengers on any flight shall in no event exceed the number of seats legally available in the Aircraft, and the total load carried on any flight, including passengers, crew, baggage, and fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the legally permissible maximum load for the Aircraft. Lessee will abide by and conform to, be responsible for causing and cause others to abide by and conform to, all Applicable Laws now existing or hereafter enacted, that control or in any way affect the operation, use, maintenance, or occupancy of the Aircraft, or the use of any airport by the Aircraft.

5.3	Aircraft Leased without Services. The Aircraft is leased by Lessor to Lessee hereunder without any additional services of any kind, and Lessee shall obtain or supply all services and supplies necessary to the operation, maintenance, repair, and storage of the Aircraft of every kind and nature whatsoever, routine and non-routine. Without limiting the generality of the foregoing, Lessee, at no cost or expense to Lessor, shall:
5.3.1	obtain all fuel, oil, lubricants, and other services and supplies required for Lessee’s operations of the Aircraft;

5.3.2	pay the fixed hourly cost of any maintenance service plans that may be in effect with respect to the Aircraft that become due and payable;

5.3.3	maintain the Aircraft, or cause the Aircraft to be maintained, in a good and airworthy operating condition and in compliance with all applicable FAR and the Aircraft Operating Manual;

5.3.4	ensure that all mechanics assigned to the maintenance of the Aircraft are competent with respect to this type of aircraft, and fully familiar with applicable maintenance and preventative repair programs for the Aircraft’s specific type;

5.3.5	store the Aircraft when not in use in an appropriate and adequate indoor facility at the Operating Base;

5.3.6	obtain and pay for the services of pilots for all of Lessee’s operations of the Aircraft;

5.3.7	ensure that all pilots serving on any flight conducted by Lessee possess current and valid Airline Transport Pilot and First Class Medical Certificates issued by the FAA, and are fully competent, trained, experienced, and qualified in accordance with Applicable Law and all insurance policies covering the Aircraft;

5.3.8	maintain and preserve, or cause to be maintained and preserved, in the English language, all Aircraft Documents in a complete, accurate, and up-to-date manner; and

5.3.9	reimburse Lessor for all insurance maintained by Lessor as provided under Section 8 of this Agreement, including prepaid insurance.
5.4	Operational Control. Lessee shall exercise Operational Control of the Aircraft during all flight operations conducted by Lessee. Further, Lessee shall have exclusive possession, command, and control of the Aircraft, and the pilots of any flight by Lessee shall be under the exclusive command of Lessee.

5.5	Authority of Pilot in Command. Notwithstanding that Lessee shall have operational control of the Aircraft during any flight conducted by Lessee, the parties acknowledge that pursuant to Section 91.3 of the FAR, the Pilot in Command of such flight is responsible for, and is obligated and entitled to exercise final authority over, the safe operation of the flight, and the parties agree that the Pilot in Command may, in the exercise of such authority, refuse to commence such flight, terminate such flight, or take any other flight-

related action that, in the judgment of the Pilot in Command, is required to ensure the safety of the Aircraft, the flight crew, the passengers, and any other persons and/or property.

5.6	Right to Inspect. Lessor and/or Lessor’s agents shall have the right to inspect the Aircraft or the Aircraft Documents at any reasonable time, upon giving Lessee reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessor that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. All required repairs shall be performed as soon as practicable after such inspection.

5.7	Fines, Penalties, and Forfeitures. Lessee shall be solely responsible for any fines, penalties, or forfeitures relating in any manner to the operation, maintenance, or use of the Aircraft by Lessee under this Agreement.
SECTION 6. RETURN OF AIRCRAFT
6.1	Return. Subject to Section 11, on the last day of the Term or the date of earlier termination hereof, Lessee shall return the Aircraft to Lessor by delivering the same at Lessee’s expenses to Lessor at Asheville Airport, in Asheville, North Carolina, fully equipped with all Engines and Parts installed thereon.

6.2	Condition of Aircraft. Subject to Section 11, the Aircraft at the time of its return to Lessor, shall have, and be in compliance with, a current valid certificate of airworthiness issued by the FAA, and shall be airworthy according to manufacturer’s specifications and FAA regulations, shall have been maintained and repaired in accordance with the provisions of this Agreement, and shall be in the same condition as it was in on the Effective Date of this Agreement, ordinary wear and tear excepted.

6.3	Aircraft Documents. Lessee shall return or cause to be returned to Lessor, at the time the Aircraft is returned to Lessor, all of the Aircraft Documents, updated and maintained by Lessee through the date of return of the Aircraft.
SECTION 7. LIENS
7.1	Lessee Liens. Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s actions. Lessee shall notify Lessor promptly upon learning of any Liens not permitted by these terms. Lessee shall, at its own cost and expense, take all such actions as may be necessary to discharge and satisfy in full any such Lien promptly after the same becomes known to it.
SECTION 8. INSURANCE
8.1	Liability. Lessor shall maintain, or cause to be maintained, entirely at Lessee’s cost and expense, bodily injury and property damage, liability insurance in an amount no less than $10,000,000 United States Dollars (US$10,000,000) Combined Single Limit, a copy of the current insurance certificate being attached hereto on Schedule D.

8.2	Hull. Lessor, shall maintain, or cause to be maintained, entirely at Lessee’s cost and expense, all risks aircraft hull insurance in the amount of Four Million Eight Hundred Thousand Dollars United States Dollars (US$4,800,000), and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear, a copy of the current insurance certificate being attached hereto on Schedule D.

8.3	War Risk and Allied Perils. Lessor shall also maintain war risk and allied perils (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts required in Subsections 8.1 and 8.2 of this Agreement, as applicable, and entirely at Lessee’s cost and expense, a copy of the current insurance certificate being attached hereto on Schedule D.

8.4	Insurance Certificates. Lessor will provide Lessee with a Certificate of Insurance upon execution of this Agreement and at any time thereafter as Lessee may reasonably request.

8.5	Conditions of Insurance. Each insurance policy required under this Section 8 shall insure the interests of Lessor regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in such policies and shall be payable to the Lessor, with the Lessee as an additional insured. Lessor and Lessee will cause the proceeds paid under any such policies on account of damage or destruction to the Aircraft to be applied and used for the repair of the Aircraft or distribution to Lessor and Lessee as provided in Section 11. Each such policy shall insure Lessee’s contractual liability to Lessor contained in this Agreement (with a Breach of Warranty endorsement). The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft for which the insurance is placed. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessor, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessor for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessor. Each policy shall contain an agreement by the Insurer to provide Lessor with thirty (30) days’ advance written notice of any deletion, cancellation or material change in coverage.

8.6	Insurance Companies. Each insurance policy required under this Section 8 shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessor in any competent state or federal court in the United States or its territories.
SECTION 9. DEFAULTS AND REMEDIES
9.1	Upon the occurrence of any Event of Default, and at any time thereafter so long as such Event of Default shall be continuing, the Lessor may, at its option, declare in writing to the Lessee that this Agreement is in default, and may immediately terminate this Agreement, but only after Lessor has first provided Lessee with written notice of such Event of Default and Lessee has failed to cure such Event of Default within fifteen (15) Business Days, if such Event of Default is monetary, or within thirty (30) Business Days if such Event of Default is non-monetary. Upon any such termination hereof by Lessor, Lessee shall immediately return the Aircraft to Lessor in accordance with Section 6 and Section 11 hereof. Upon termination of this Agreement pursuant to this Section 9.1, the full amount of all rent and/or other payments required to paid by Lessee to Lessor hereunder during the Term shall be deemed earned, and to the extent not previously paid, shall be accelerated and become immediately due and payable. Further, in the event Lessor elects pursuant to this Section 9.1 to terminate this Agreement following an Event of Default by Lessee, then the amount of money owed by Lessee on account of such acceleration will be offset against its Lease Termination Fee as shown on Exhibit A and which is to be paid out at lease termination.
SECTION 10. NOTICES
10.1	All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Lessor:	Budget Jet, LLC	Tel: (205) 521-8200
	C/O Dawn Sharff	Fax: (205) 488-6200
One Federal Place
1819 Fifth Avenue North
	Birmingham, AL 35203	E-mail:dsharff@babc.com

If to Lessee:	Campus Crest Communities, LLC	Tel: 704-496-2500
	2100 Rexford Road, 4th Floor	Fax: 336-510-3807
	Charlotte, NC 28211	E-Mail: Donnie.bobbitt@campuscrest.com
Attn: Donald L. Bobbitt, Jr.
SECTION 11. EVENT OF LOSS AND INDEMNIFICATION
11.1	Notification of Event of Loss. In the event any damage to or destruction of, the Aircraft shall occur, or in the event of any whole or partial loss of the Aircraft, including, without limitation, any loss resulting from the theft, condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by private persons or by any governmental or purported governmental authority, Lessee shall immediately:
11.1.1	report the event of loss to Lessor, the insurance company or companies, and to any and all applicable governmental agencies; and

11.1.2	furnish such information and execute such documents as may be required and necessary to collect the proceeds from any insurance policies.
11.2	Repair or Termination. In the event the Aircraft is partially destroyed or damaged, Lessor and Lessee shall have the option, in their sole discretion, to either (i) fully repair the Aircraft in order that it shall be placed in at least as good condition as it was prior to such partial destruction or damage; or (ii) terminate this Agreement. The parties will indicate so by written mutual consent. In the event the Aircraft is totally destroyed, this Agreement shall terminate and Lessee shall be relieved from the obligations under Section 6 regarding the return of the Aircraft. In the event that Lessor and Lessee elect to terminate this Agreement pursuant to Section 11.2 or the Agreement has terminated pursuant to Section 11.2 because of the total destruction of the Airplane, then the Lessor and Lessee shall split the insurance proceeds equally.

11.3	Indemnification. Lessee hereby releases, and shall defend, indemnify and hold harmless Lessor and Lessor’s affiliates, shareholders, members, directors, officers, managers, employees, successors and assigns, on a net after-tax basis from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys’ fees and other reasonable costs and expenses, directly or indirectly arising from this Agreement, and/or Lessee’s operation, maintenance, storage, or other use of the Aircraft. Lessor shall defend, indemnify and hold harmless Lessee and Lessee’s affiliates, shareholders, members, directors, officers, managers, employees, successors and assigns, on a net after-tax basis from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys’ fees and other reasonable costs and expenses, directly arising from Lessor’s uncured default under this Agreement.
SECTION 12. MISCELLANEOUS
12.1	Entire Agreement. This Agreement, and all terms, conditions, warranties, and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

12.2	Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises, or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration for, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

12.3	Prohibited and Unenforceable Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Lessor and Lessee hereby waives any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

12.4	Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee, and each of their successors, assigns, agents, servants and personal representatives.

12.5	Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

12.6	Counterparts. This Agreement may be executed by the parties hereto in two (2) separate counterparts, each of which when so executed and delivered shall be an original, and both of which shall together constitute but one and the same instrument. Such counterparts may be exchanged via facsimile transmission provided that immediately following such transmission each party shall forward an executed original of the counterpart signature page to each of the other parties hereto by first class mail or courier.

12.7	Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by Lessor and Lessee.

12.8	No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

12.9	No Assignments. Lessee shall not assign this Agreement or sell, transfer, assign, or encumber the Aircraft or the Aircraft or any part thereof, or sublet, charter, or part with possession of, the Aircraft or the Aircraft or any part thereof, or enter into any Time Sharing or Interchange Agreement (as such terms are defined in Section 91.501(c) of the FARs) involving the Aircraft.

12.10	Time is of the Essence. Time is of the essence for all payments and actions required by this Agreement.

12.11	Governing Law. This Agreement has been negotiated and delivered in the State of Delaware and shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

12.12	Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of Delaware.

12.13	Enforcement Costs. Lessee shall be liable for, and pay to Lessor upon demand, all costs, charges and expenses incurred by Lessor in enforcing or protecting its rights under this Agreement, whether by reason of any Lessee Event of Default, or otherwise, including, legal fees, disbursements, insurance, expert witness fees, consultant fees, repossession, taxes, lien removal, recovery, storage, inspection, appraisal, repair, costs of transportation, refurbishing, advertising and brokers’ fees, and other carrying costs and costs of sale, release or other disposition of the Aircraft. Lessor shall be liable for, and pay to Lessee upon demand, all costs, charges and expenses incurred by Lessee in enforcing or protecting its rights under this Agreement by reason of Lessor’s uncured default under this Agreement.
SECTION 13. TRUTH IN LEASING
WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED BY LESSEE IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.
LESSEE ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.
THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.
*     *     *     Signature Page Follows     *     *     *

     IN WITNESS WHEREOF, Lessor and Lessee have each caused this Aircraft Lease Agreement to be duly executed as of the Effective Date.

LESSOR:

BUDGET JET, LLC

By:
Print:
Title:	Manager

LESSEE:

CAMPUS CREST COMMUNITIES
OPERATING PARTNERSHIP, LP

By:
Print:
Title:	Manager

EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Schedule A
Lessee shall pay the sum of $                                         per hour as a lease rate together with all amounts due under the engine maintenance service plan.
Termination Fee Payable to Lessee:

EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Schedule B
FSDO Notification Letter
Date: _________________
Via Facsimile
Fax: __________________
Federal Aviation Administration
__________________________
__________________________
__________________________

RE:	FAR Section 91.23 FSDO Notification
First Flight Under Lease of ________________ business turbo jet aircraft, _______________,
s/n ___________________
To whom it may concern:
     Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that the undersigned will acquire and take delivery from Budget Jet, LLC of an exclusive leasehold interest in the above referenced aircraft on the ___ day of _____________, 2010 and that the first flight of the aircraft under the lease will depart from Asheville Airport (AVL), Asheville, North Carolina on the ___ day of __________, 2010, at approximately _____ (am / pm) local time.
     Should you require any additional information, please contact my pilot, Mr. _________________, at telephone: (___) ____________.

Sincerely,

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP

By:
Print:
Title:	Manager

EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Schedule C
Aircraft Delivery Receipt
CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP (“Lessee”) hereby acknowledges delivery and acceptance of the Aircraft described in that Aircraft Lease Agreement (the “Agreement”) by and between Lessee and BUDGET JET, LLC (“Lessor”) dated as of the _____ day of ________, 2010. Lessee hereby accepts custody of the Aircraft in good working order and airworthy condition for the purposes set forth in the Agreement.

TOTAL TIME AIRFRAME AT DELIVERY:	__________________ hours

TOTAL TIME ENGINES AT DELIVERY:
Left Engine:	__________________ hours
Right Engine:	__________________ hours

TOTAL LANDINGS AT DELIVERY:	______________________

Lessee:

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP

By:
Print:
Title:	Manager

EXCLUSIVE AIRCRAFT LEASE AGREEMENT
Schedule D
Insurance Certificates